Exhibit 99.1

PRESS RELEASE

US $

Resolute Reports Preliminary Third Quarter 2017 Results

• Q3 GAAP net income of $24 million or $0.26 per share

• Adjusted EBITDA of $118 million

• Further debt repayments, liquidity at $400 million

MONTRÉAL, CANADA, November 2, 2017 – Resolute Forest Products Inc. (NYSE: RFP) (TSX: RFP) today reported net income for the quarter ended September 30, 2017, of $24 million, or $0.26 per share, compared to net income of $14 million, or $0.15 per share, in the same period in 2016. Sales were $885 million in the quarter, essentially unchanged from the third quarter of 2016. Excluding special items, the company reported net income of $31 million, or $0.34 per share, compared to net income, excluding special items, of $15 million, or $0.17 per share, in the third quarter of 2016.

“This quarter’s solid performance builds on the momentum established earlier in the year,” said Richard Garneau, president and chief executive officer. “Our results benefitted from continued strength in our market pulp and wood products segments as well as from substantial improvements in the cost position of our paper segments following capacity closures and restructuring of operations announced earlier this year. In tissue, our sales effort continues to progress, but our results were negatively impacted by Hurricane Irma.”

Non-GAAP financial measures, such as adjustments for special items and adjusted EBITDA, are explained and reconciled below.

Operating Income Variance Against Prior Period

Consolidated

The company recorded operating income of $48 million in the quarter, an improvement of $95 million compared to the second quarter of 2017, as adjusted EBITDA increased to $118 million from $83 million in the previous quarter.

The company’s operating results were positively impacted by increases in sales of market pulp and wood products, where shipments and pricing improved compared to the previous quarter. Profitability was also supported by lower manufacturing costs and savings derived from the closure of a high cost machine in our specialty papers segment, resulting in operating margin improvements that offset volume declines.

The company incurred $21 million of closure costs, impairment and other related charges, and inventory write-downs in the third quarter linked primarily to the permanent closure of two paper machines at Calhoun (Tennessee). This compares favorably to the $65 million recorded in the second quarter.

Market Pulp

Operating income in the market pulp segment was $19 million, $3 million more than the second quarter. Realized prices continued to rise from the lows of 2016, reaching $650 per metric ton, an increase of $18 per metric ton, or 3%, when compared to the previous quarter. Shipments to third parties rose by 12,000 metric tons, largely resulting from reduced annual maintenance outages. The operating cost per unit (the “delivered cost”) rose by $12 per metric ton, reaching $595 per metric ton. This was the result of the relative strengthening of the Canadian dollar and a lower contribution from cogeneration operations. EBITDA per unit was $78 per metric ton compared to $71 per metric ton in the previous quarter. Finished goods inventory rose by 6,000 metric tons.

Tissue

In our tissue segment, which includes only the former Atlas tissue operations in Florida, the operating loss increased by $2 million compared to the second quarter. While pricing remained essentially unchanged, the delivered cost increased by $160 per short ton, mostly as a result of facility damage and approximately 10 days of business interruption associated with Hurricane Irma. Overall shipments were largely unchanged, with inventories drawn down by 2,000 short tons.

Wood Products

The wood products segment recorded operating income of $64 million for the quarter, an improvement of $19 million compared to the previous quarter. With supply disruptions owing mostly to forest fires in British Columbia, shipments increased by 22 million board feet, reaching 531 million board feet for the quarter. The average transaction price rose by $27 per thousand board feet to $413. The delivered cost improved by $8 per thousand board feet, mostly a result of higher volumes. EBITDA for the segment was $73 million, a $21 million increase from the previous quarter, and equivalent to $137 per thousand board feet, compared to $102 in the second quarter. Finished goods inventory declined by 3 million board feet to 122 million board feet.

Newsprint

The newsprint segment incurred an operating loss of $6 million in the quarter, compared to a loss of $7 million in the second quarter. Pricing increased slightly to $511 per metric ton. Shipments fell by 9,000 metric tons, mostly due to downtime at Baie-Comeau (Quebec) and Augusta (Georgia). The delivered cost in the segment was largely unchanged compared to the previous quarter, as lower maintenance costs and higher contributions from cogeneration were mostly offset by the impacts of the strengthening Canadian dollar. EBITDA was unchanged at $10 million for the quarter, equivalent to $26 per metric ton. Finished goods inventory fell by 16,000 metric tons.

Specialty Papers

The specialty papers segment recorded operating income of $7 million during the third quarter, an improvement of $14 million from the previous quarter. The average transaction price rose by $8 per short ton. Despite continued declines in demand and the closure of a coated paper machine in Catawba (South Carolina) at the end of the second quarter, shipments of specialty papers fell by only 16,000 short tons in the third quarter. The segment’s delivered cost decreased by $34 per short ton. This was mostly derived from the elimination of $11 million in cost associated with the restructuring at Catawba in the second quarter. EBITDA was $18 million in the quarter, equivalent to $54 per short ton, an improvement of $43 per short ton compared to the previous quarter. Finished goods inventory declined by 8% to 86,000 short tons.

Consolidated Quarterly Operating Income Variance Against Year-Ago Period

The company recorded operating income of $48 million for the third quarter, compared to operating income of $10 million for the same period in 2016. The difference is mostly a result of higher volumes and pricing in our market pulp and wood products segments, which benefited from favorable market dynamics when compared to the year-ago period, as well as improvements in operating costs, particularly in our paper segments.

Overall, pricing gains were $50 million, as $58 million from our wood products and pulp segments was slightly offset by reductions in specialty papers ($4 million), newsprint ($3 million) and tissue ($1 million). Combined volume growth in wood products and market pulp was equivalent to $7 million in the quarter while decreased volumes in newsprint, specialty papers and tissue, resulted in a negative variance of $13 million during this same period.

Our overall cost position, net of volume impacts, improved by $18 million compared to the third quarter of 2016 and is mostly attributable to reductions associated with capacity closures in our paper segments.

Corporate and Finance

The company invested $20 million on capital expenditures in the quarter. $7 million was spent on the Calhoun tissue project. We made countervailing duty deposits of $19 million in the third quarter which were recorded on our balance sheet, of which $14 million were attributable to softwood lumber and $5 million to supercalendered papers.

Despite higher net pension and OPEB contributions due to timing as well as a seasonal increase in working capital, which were $37 million and $28 million, respectively, the company repaid an additional $7 million on its revolving credit facilities. We repaid a further $30 million since the end of the third quarter. However, due mainly to additional letters of credit required in connection with trade disputes, total liquidity declined by $14 million and stood at $400 million at the end of September.

Outlook

Mr. Garneau added: “We have announced further price increases in our pulp and paper segments in the fourth quarter and anticipate continued gains from our restructuring measures, which should provide solid cash flow generation in the short-term. Although we continue to make progress in our tissue business, we do not believe that this segment will contribute to our results until the middle of 2018. For wood products, we believe that market fundamentals will remain favorable.”

Earnings Conference Call

The company will hold a conference call to discuss the financial results at 9:00 a.m. (ET) today. The public is invited to join the call at (877) 223-4471 at least fifteen minutes before its scheduled start time. A simultaneous webcast will also be available using the link provided under “Presentations and Webcasts” in the “Investors” section of www.resolutefp.com. A replay of the webcast will be archived on the company’s website; a phone replay will also be available until November 16 by dialing (800) 585-8367, conference number 1056376.

Description of Special Items

Special items (in millions)	Third quarter 2017	Third quarter 2016
Foreign currency translation gain	$(7)	$—
Closure costs, impairment and other related charges	10	—
Inventory write-downs related to closures	11	—
Start-up costs	3	1
Net gain on disposition of assets	(2)	—
Non-operating pension and OPEB (credits) costs	(4)	2
Other expense (income), net	1	(1)
Income tax effect of special items	(5)	(1)

Total	$7	$1

Cautionary Statements Regarding Forward-Looking Information

Statements in this press release and the earnings conference call and webcast referred to above that are not reported financial results or other historical information of Resolute Forest Products Inc. (with its subsidiaries and affiliates, “we,” “our,” “us” or the “company”) are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They include, for example, statements relating to our: efforts and initiatives to reduce costs and increase revenues and profitability; business and operating outlook; future pension funding obligations; assessment of market conditions; our growth strategies and prospects, and the growth potential of the company and the industry in which we operate; liquidity; future cash flows, including as a result of the changes to our pension funding obligations; and strategies for achieving our goals generally. Forward-looking statements may be identified by the use of forward-looking terminology such as the words “should,” “would,” “could,” “will,” “may,” “expect,” “believe,” “anticipate,” “attempt,” “project” and other terms with similar meaning indicating possible future events or potential impact on our business or our shareholders.

The reader is cautioned not to place undue reliance on these forward-looking statements, which are not guarantees of future performance. These statements are based on management’s current assumptions, beliefs and expectations, all of which involve a number of business risks and uncertainties that could cause actual results to differ materially. The potential risks and uncertainties that could cause our actual future financial condition, results of operations and performance to differ materially from those expressed or implied in this press release and the earnings conference call and webcast referred to above include, but are not limited to, the impact of: developments in non-print media, and the effectiveness of our responses to these developments; the highly cyclical nature of the forest products industry; intense competition in the forest products industry; any inability to offer products certified to globally recognized forestry management and chain of custody standards; any inability to successfully implement our strategies to increase our earnings power; the possible failure to successfully integrate acquired businesses with ours or to realize the anticipated benefits of acquisitions, such as Atlas Paper Holdings, Inc. and its subsidiaries, or divestitures or other strategic transactions or projects, such as our Calhoun, Tennessee, tissue operations; uncertainty or changes in political or economic conditions in the United States, Canada or other countries in which we manufacture or sell our products; global economic conditions; any difficulties in obtaining wood fiber at favorable prices, or at all; changes in the cost of purchased energy and other raw materials; physical and financial risks associated with global, regional and local climate conditions and change; any disruption in operations or increased labor costs due to labor disputes; disruptions to our supply chain, operations or the delivery of our products; cybersecurity risks; negative publicity, even if unjustified; currency fluctuations; any increase in the level of required contributions to our pension plans, including as a result of any increase in the amount by which they are underfunded; the terms of our outstanding indebtedness, which could restrict our current and future operations; our ability to maintain adequate capital resources to provide for all of our substantial capital requirements; losses that are not covered by insurance; any additional closure costs and long-lived asset or goodwill impairment or accelerated depreciation charges; any need to record additional valuation allowances against our recorded deferred income tax assets; our exports from one country to another country becoming or remaining subject to duties, cash deposit requirements, border taxes, quotas or other trade remedies or restrictions; the future regulation of our Canadian exports to the U.S., including softwood lumber and supercalendered and uncoated groundwood paper products; any failure to comply with laws or regulations generally; any additional environmental or health and safety liabilities; any violation of trade laws, export controls or other laws relating to our international sales and operations; unanticipated outcomes of legal proceedings or disputes in which we are involved; the actions of holders of a significant percentage of our common stock; and the potential risks and uncertainties described under the heading “Risk Factors” in Part I, Item 1A of the company’s annual report on Form 10-K for the year ended December 31, 2016.

All forward-looking statements in this press release and in the conference call and webcast referred to above are expressly qualified by the cautionary statements contained or referred to above and in the company’s other filings with the U.S. Securities and Exchange Commission and the Canadian securities regulatory authorities. The company disclaims any obligation to publicly update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by law.

About Resolute Forest Products

Resolute Forest Products is a global leader in the forest products industry with a diverse range of products, including market pulp, tissue, wood products, newsprint and specialty papers, which are marketed in over 70 countries. The company owns or operates some 40 manufacturing facilities, as well as power generation assets, in the United States and Canada. Resolute has third-party certified 100% of its managed woodlands to internationally recognized sustainable forest management standards. The shares of Resolute Forest Products trade under the stock symbol RFP on both the New York Stock Exchange and the Toronto Stock Exchange.

Resolute has received regional, North American and global recognition for its leadership in corporate social responsibility and sustainable development, as well as for its business practices. Visit resolutefp.com for more information.

Contacts

Investors Alain Bourdages Vice President, Investor Relations 514 394-2233 ir@resolutefp.com	Media and Others Seth Kursman Vice President, Corporate Communications, Sustainability and Government Affairs 514 394-2398 seth.kursman@resolutefp.com

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions except per share amounts)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2017	2016	2017	2016
Sales	$885	$888	$2,615	$2,656
Costs and expenses:
Cost of sales, excluding depreciation, amortization and distribution costs	624	681	1,936	2,026
Depreciation and amortization	52	51	153	157
Distribution costs	110	109	328	331
Selling, general and administrative expenses	43	37	123	115
Closure costs, impairment and other related charges (1)	10	—	82	37
Net gain on disposition of assets	(2)	—	(2)	(2)

Operating income (loss)	48	10	(5)	(8)
Interest expense	(13)	(10)	(36)	(29)
Other income, net (2)	6	1	11	14

Income (loss) before income taxes	41	1	(30)	(23)
Income tax (provision) benefit	(15)	14	(63)	(9)

Net income (loss) including noncontrolling interests	26	15	(93)	(32)
Net income attributable to noncontrolling interests	(2)	(1)	(4)	(4)

Net income (loss) attributable to Resolute Forest Products Inc.	$24	$14	$(97)	$(36)

Net income (loss) per share attributable to Resolute Forest Products Inc. common shareholders:
Basic	$0.27	$0.16	$(1.07)	$(0.40)
Diluted	0.26	0.15	(1.07)	(0.40)

Weighted-average number of Resolute Forest Products Inc. common shares outstanding:
Basic	90.5	89.9	90.4	89.8
Diluted	91.6	90.4	90.4	89.8

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	September 30,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$38	$35
Accounts receivable, net:
Trade	377	358
Other	72	83
Inventories, net	555	570
Other current assets	53	35

Total current assets	1,095	1,081

Fixed assets, net	1,737	1,842
Amortizable intangible assets, net	66	70
Goodwill	81	81
Deferred income tax assets	1,090	1,039
Other assets	163	164

Total assets	$4,232	$4,277

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$449	$466
Current portion of long-term debt	—	1

Total current liabilities	449	467

Long-term debt, net of current portion	832	761
Pension and other postretirement benefit obligations	1,249	1,281
Deferred income tax liabilities	9	2
Other liabilities	64	55

Total liabilities	2,603	2,566

Commitments and contingencies
Equity:
Resolute Forest Products Inc. shareholders’ equity:
Common stock	—	—
Additional paid-in capital	3,783	3,775
Deficit	(1,307)	(1,207)
Accumulated other comprehensive loss	(749)	(755)
Treasury stock at cost	(120)	(120)

Total Resolute Forest Products Inc. shareholders’ equity	1,607	1,693

Noncontrolling interests	22	18

Total equity	1,629	1,711

Total liabilities and equity	$4,232	$4,277

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions)

	Nine Months
	Ended September 30,
	2017	2016
Cash flows from operating activities:
Net loss including noncontrolling interests	$(93)	$(32)
Adjustments to reconcile net loss including noncontrolling interests to net cash provided by operating activities:
Share-based compensation	8	8
Depreciation and amortization	153	157
Closure costs, impairment and other related charges	68	36
Inventory write-downs related to closures	24	5
Deferred income taxes	60	5
Net pension contributions and other postretirement benefit payments	(94)	(102)
Net gain on disposition of assets	(2)	(2)
Gain on translation of foreign currency denominated deferred income taxes	(80)	(53)
Loss on translation of foreign currency denominated pension and other postretirement benefit obligations	65	44
Gain on disposition of equity method investment	—	(5)
Net planned major maintenance payments	(6)	(6)
Changes in working capital:
Accounts receivable	(6)	21
Inventories	(6)	(27)
Other current assets	(8)	(3)
Accounts payable and accrued liabilities	12	7
Other, net	4	(2)

Net cash provided by operating activities	99	51

Cash flows from investing activities:
Cash invested in fixed assets	(136)	(177)
Disposition of assets	3	5
Increase in countervailing duty cash deposits on supercalendered paper	(17)	(17)
Increase in countervailing and anti-dumping duty cash deposits on softwood lumber	(18)	—
Increase in restricted cash, net	(2)	—
Decrease in deposit requirements for letters of credit, net	2	—

Net cash used in investing activities	(168)	(189)

Cash flows from financing activities:
Net borrowings under revolving credit facilities	70	90
Issuance of long-term debt	—	46
Payments of debt	(1)	(1)
Payments of financing and credit facility fees	—	(1)

Net cash provided by financing activities	69	134

Effect of exchange rate changes on cash and cash equivalents	3	1

Net increase (decrease) in cash and cash equivalents	3	(3)
Cash and cash equivalents:
Beginning of period	35	58

End of period	$38	$55

RESOLUTE FOREST PRODUCTS INC.

RECONCILIATION OF OPERATING INCOME AND NET INCOME ADJUSTED FOR SPECIAL ITEMS

A reconciliation of our operating income, net income and net income per share reported before special items is presented in the tables below. See Note 1 to the Reconciliations of Non-GAAP Measures regarding our use of non-GAAP measures.

Three months ended September 30, 2017 (unaudited, in millions, except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP, as reported	$48	$24	$0.26

Adjustments for special items:
Foreign exchange gain	—	(7)	(0.08)
Closure costs, impairment and other related charges	10	10	0.11
Inventory write-downs related to closures	11	11	0.12
Start-up costs	3	3	0.03
Net gain on disposition of assets	(2)	(2)	(0.02)
Non-operating pension and OPEB credits	(4)	(4)	(0.04)
Other expense, net	—	1	0.01
Income tax effect of special items	—	(5)	(0.05)

Adjusted for special items	$66	$31	$0.34

Three months ended September 30, 2016 (unaudited, in millions, except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP, as reported	$10	$14	$0.15

Adjustments for special items:
Start-up costs	1	1	0.01
Non-operating pension and OPEB costs	2	2	0.03
Other income, net	—	(1)	(0.01)
Income tax effect of special items	—	(1)	(0.01)

Adjusted for special items	$13	$15	$0.17

Nine months ended September 30, 2017 (unaudited, in millions, except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP, as reported	$(5)	$(97)	$(1.07)

Adjustments for special items:
Foreign exchange gain	—	(10)	(0.11)
Closure costs, impairment and other related charges	82	82	0.91
Inventory write-downs related to closures	24	24	0.26
Start-up costs	18	18	0.20
Net gain on disposition of assets	(2)	(2)	(0.02)
Non-operating pension and OPEB credits	(8)	(8)	(0.09)
Other income, net	—	(1)	(0.01)
Income tax effect of special items	—	(8)	(0.09)

Adjusted for special items	$109	$(2)	$(0.02)

Nine months ended September 30, 2016 (unaudited, in millions, except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP, as reported	$(8)	$(36)	$(0.40)

Adjustments for special items:
Foreign exchange gain	—	(3)	(0.04)
Closure costs, impairment and other related charges	37	37	0.41
Inventory write-downs related to closures	5	5	0.06
Start-up costs	5	5	0.06
Net gain on disposition of assets	(2)	(2)	(0.02)
Non-operating pension and OPEB costs	6	6	0.07
Other income, net	—	(11)	(0.13)
Income tax effect of special items	—	(6)	(0.07)

Adjusted for special items	$43	$(5)	$(0.06)

RESOLUTE FOREST PRODUCTS INC.

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA

A reconciliation of our net income including noncontrolling interests to EBITDA and Adjusted EBITDA is presented in the tables below. See Note 1 to the Reconciliations of Non-GAAP Measures regarding our use of the non-GAAP measures EBITDA and Adjusted EBITDA.

Three months ended September 30, 2017 (unaudited, in millions)	Market pulp	Tissue	Wood products	Newsprint	Specialty papers	Corporate and other	Total
Net income (loss) including noncontrolling interests	$19	$(3)	$64	$(6)	$7	$(55)	$26
Interest expense						13	13
Income tax provision						15	15
Depreciation and amortization	8	2	9	16	11	6	52

EBITDA	$27	$(1)	$73	$10	$18	$(21)	$106

Foreign exchange gain						(7)	(7)
Closure costs, impairment and other related charges						10	10
Inventory write-downs related to closures						11	11
Start-up costs						3	3
Net gain on disposition of assets						(2)	(2)
Non-operating pension and OPEB credits						(4)	(4)
Other expense, net						1	1

Adjusted EBITDA	$27	$(1)	$73	$10	$18	$(9)	$118

Three months ended September 30, 2016 (unaudited, in millions)	Market pulp	Tissue	Wood products	Newsprint	Specialty papers	Corporate and other	Total
Net income (loss) including noncontrolling interests	$4	$(5)	$36	$(8)	$(4)	$(8)	$15
Interest expense						10	10
Income tax benefit						(14)	(14)
Depreciation and amortization	10	2	7	17	11	4	51

EBITDA	$14	$(3)	$43	$9	$7	$(8)	$62

Start-up costs						1	1
Non-operating pension and OPEB costs						2	2
Other income, net						(1)	(1)

Adjusted EBITDA	$14	$(3)	$43	$9	$7	$(6)	$64

Nine months ended September 30, 2017 (unaudited, in millions)	Market pulp	Tissue	Wood products	Newsprint	Specialty papers	Corporate and other	Total
Net income (loss) including noncontrolling interests	$42	$(4)	$129	$(17)	$4	$(247)	$(93)
Interest expense						36	36
Income tax provision						63	63
Depreciation and amortization	24	4	25	49	34	17	153

EBITDA	$66	$—	$154	$32	$38	$(131)	$159

Foreign exchange gain						(10)	(10)
Closure costs, impairment and other related charges						82	82
Inventory write-downs related to closures						24	24
Start-up costs						18	18
Net gain on disposition of assets						(2)	(2)
Non-operating pension and OPEB credits						(8)	(8)
Other income, net						(1)	(1)

Adjusted EBITDA	$66	$—	$154	$32	$38	$(28)	$262

Nine months ended September 30, 2016 (unaudited, in millions)	Market pulp	Tissue	Wood products	Newsprint	Specialty papers	Corporate and other	Total
Net income (loss) including noncontrolling interests	$33	$(11)	$52	$(17)	$16	$(105)	$(32)
Interest expense						29	29
Income tax provision						9	9
Depreciation and amortization	28	6	23	56	34	10	157

EBITDA	$61	$(5)	$75	$39	$50	$(57)	$163

Foreign exchange gain						(3)	(3)
Closure costs, impairment and other related charges						37	37
Inventory write-downs related to closures						5	5
Start-up costs						5	5
Net gain on disposition of assets						(2)	(2)
Non-operating pension and OPEB costs						6	6
Other income, net						(11)	(11)

Adjusted EBITDA	$61	$(5)	$75	$39	$50	$(20)	$200

RESOLUTE FOREST PRODUCTS INC.

Notes to the Unaudited Consolidated Financial Statement Information

1.	Closure costs, impairment and other related charges for the three and nine months ended September 30, 2017 and 2016, were comprised of the following:

(Unaudited, in millions)	Impairment of Assets	Accelerated Depreciation	Pension and OPEB Plan Curtailments and Other	Severance and Other Costs	Total
Pulp mill in Coosa Pines, Alabama
Third quarter	$–	$–	$–	$–	$–
First nine months	55	–	–	–	55
Permanent closures
Paper machine in Catawba, South Carolina
Third quarter	–	–	2	–	2
First nine months	5	–	2	4	11
Paper machines in Calhoun, Tennessee
Third quarter	–	6	–	2	8
First nine months	–	6	–	2	8
Paper mill in Mokpo, South Korea
Third quarter	–	–	–	–	–
First nine months	–	–	–	7	7
Other
Third quarter	–	–	–	–	–
First nine months	–	–	–	1	1

Total
Third quarter 2017	$–	$6	$2	$2	$10
First nine months 2017	60	6	2	14	82

Third quarter 2016	$–	$–	$–	$–	$–
First nine months 2016	–	33	–	4	37

2.	Other income, net for the three and nine months ended September 30, 2017 and 2016, was comprised of the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited, in millions)	2017	2016	2017	2016
Foreign exchange gain	$7	$–	$10	$3
Gain on disposition of equity method investment	–	–	–	5
Miscellaneous (expense) income	(1)	1	1	6

	$6	$1	$11	$14

RESOLUTE FOREST PRODUCTS INC.

Note to the Reconciliations of Non-GAAP Measures

1.	Operating income (loss), net income (loss) and net income (loss) per share (or “EPS”), in each case as adjusted for special items, as well as earnings before interest expense, income taxes, and depreciation and amortization, or “EBITDA”, and adjusted EBITDA, in each case by reportable segment (market pulp, tissue, wood products, newsprint and specialty papers) in accordance with Financial Accounting Standards Board Accounting Standards Codification 290, “Segment Reporting,” are not financial measures recognized under generally accepted accounting principles, or “GAAP.”

We calculate operating income (loss), as adjusted for special items, as operating income (loss) from our consolidated statements of operations, adjusted for items such as closure costs, impairment and other related charges, inventory write-downs related to closures, start-up costs, gains and losses on disposition of assets, non-operating pension and other postretirement benefit (or “OPEB”) costs and credits, and other charges or credits that are excluded from our segment’s performance from GAAP operating income (loss).

We calculate net income (loss), as adjusted for special items, as net income (loss) from our consolidated statements of operations, adjusted for the same special items applied to operating income (loss), in addition to foreign exchange gains and losses and other income (expense), net.

EPS, as adjusted for special items, is calculated as net income (loss), as adjusted for special items, per diluted share.

EBITDA by reportable segment is calculated as net income (loss) including noncontrolling interests from the consolidated statements of operations, allocated to each of our reportable segments, adjusted for depreciation and amortization. EBITDA for corporate and other is calculated as net income (loss) including noncontrolling interests from the consolidated statements of operations, after the allocation to reportable segments, adjusted for interest expense, income taxes, and depreciation and amortization.

Adjusted EBITDA means EBITDA, excluding the same special items applied to net income (loss).

Liquidity is calculated as cash and cash equivalents from our consolidated balance sheets, and availability under our revolving credit facilities.

We believe that using these non-GAAP measures is useful because they are consistent with the indicators management uses internally to measure the Company’s performance, and it allows the reader to more easily compare our ongoing operations and financial performance from period to period. Operating income (loss), net income (loss) and EPS, in each case as adjusted for special items, as well as EBITDA and adjusted EBITDA, are internal measures, and therefore may not be comparable to those of other companies. These non-GAAP measures should not be viewed as substitutes to financial measures determined under GAAP in our consolidated statements of operations in our filings with the Securities and Exchange Commission.